EXHIBIT (11)
                             THE MIDLAND COMPANY
                               AND SUBSIDIARIES

       EXHIBIT (11) - COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                FOR THE YEARS DECEMBER 31, 1996, 1995 AND 1994


                                            1996          1995          1994
                                        ----------------------------------------

Net Income                              $ 1,068,000   $ 9,552,000   $ 9,419,000
                                        ========================================
Weighted average number of voting
 shares outstanding                       3,021,000     3,028,000     2,998,000
                                        ========================================

Primary:
Adjusted weighted average shares
 outstanding - after consideration of
 the dillutive effect of stock options
 and stock awards                         3,033,000     3,072,000     3,050,000
                                        ========================================
Per share - after consideration of the
 dillutive effect of stock options and
 stock awards (net income divided by
 adjusted weighted average shares
 outstanding)                           $      0.35   $      3.11   $      3.09
                                        ========================================

Fully diluted:
Adjusted weighted average shares
 outstanding - after consideration of
 the dillutive effect of stock options
 and stock awards                         3,040,000     3,084,000     3,066,000
                                        ========================================
Per share - after consideration of the
 dillutive effect of stock options and
 stock awards (net income divided by
 adjusted shares outstanding)           $      0.35   $      3.10   $      3.07
                                        ========================================

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